UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event report): January 13, 2006 (January 10, 2006)
DEVON ENERGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	001-32318 (Commission File Number)	73-1567067 (IRS Employer Identification Number)

20 NORTH BROADWAY, OKLAHOMA CITY, OK (Address of Principal Executive Offices)	73102 (Zip Code)
Registrant’s telephone number, including area code: (405) 235-3611
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments
     On January 10, 2006, Devon Energy Corporation determined that it would record a non-cash charge of approximately $215 million ($165 million after tax) against its fourth quarter 2005 earnings. This charge relates to impairment of certain of Devon’s international assets. Devon is in the process of finalizing its year-end results for 2005. Therefore, the final reported results could differ from these estimates.
     With the completion of 2005 exploration and development activities, Devon determined that it would impair the cumulative investments by $170 million pre-tax ($120 million after tax) in Angola and $45 million pre-tax ($45 million after tax) in Brazil. The impairment in Brazil relates to the purchase price allocated to certain Brazilian oil and gas assets through mergers and acquisitions and the cost of exploration activities unrelated to the company’s recent success with its Polvo project on block BM-C-8 and other blocks upon which Devon is currently exploring. There is no tax benefit related to the Brazilian impairment.
     Devon Energy Corporation hereby furnishes the information set forth in its Press Release, dated January 12, 2006, a copy of which is attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

99.1	Devon Energy Corporation Press Release dated January 12, 2006.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEVON ENERGY CORPORATION
By:	/s/ Danny J. Heatly
Danny J. Heatly
Vice President — Accounting

Date: January 13, 2006